SUPPORT AND COLLABORATION AGREEMENT

This Support and Collaboration Agreement (the “Agreement”) is effective as of July 11, 2017 ("Effective Date") by and between Rich Pharmaceuticals, Inc., a Nevada corporation (“Rich”), and Mega Bridge, Inc., a Nevada corporation, to be renamed “Hypgen” (“Hypgen”).

WHEREAS, Hypgen has been assigned United States Utility Patent Application No. 62/420,177 filed on November 10, 2016 titled “COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF PARKINSON’S DISEASE” and all relatedintellectual property, inventions and trade secrets, data, and clinical study results (the “Parkinson’s Indication”), and Hypgen desires to seek FDA approval for the use of the Parkinson’s Indication;

WHEREAS, Rich has expended substantial time and resources in developing data and an FDA submission package for RP-323 (TMA Treatment for AML) which has significant value to Hypgen in the FDA approval process for the Parkinson’s Indication;

WHEREAS, the parties desire to collaborate for Hypgen’s access to and use of certain Rich data and raw material to allow for the FDA approval process for the Parkinson’s Indication to be expedited and substantially more cost-efficient;

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Rich and Hypgen hereby agree as follows:

1.	DEFINITIONS.

1.1.             Agreement shall mean this agreement between Rich and Hypgen, including all amendments and modifications hereto.

1.2              Confidential Information shall mean all information which is (i) in tangible form and either marked “Confidential”, “Proprietary”, or some other manner to indicate its confidential nature, (ii) oral information disclosed pursuant to this Agreement designated at its disclosure as confidential and within thirty (30) days thereafter is confirmed in writing; or (iii) tangible or oral information which is confidential by its nature and not known by the other party at the time of its disclosure.

1.3              Data and Raw Materials shall mean all data generated by Rich as follows: (i) full access to IRB #124642 submission package including but not limited to the Investigator Brochure, all protocols, any and all attachments, data, application, existing publications, analytical assays and all communications between Rich and the USFDA; (ii) access to sources such as clinical sites, Principal investigators/doctors, medical and scientific advisors, access to Rich’s CRO’s and their knowledge of RP-323; and (iii) raw material need for one minimum batch run of RP-323; enough clinical drug to run a complete Phase II.

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2.	ACCESS TO DATA AND RAW MATERIALS; ADVISORY

2.1              Access to Data and Raw Materials. Rich shall grant to Hypgen personnel full access to and use of the Data and the Raw Materials to permit Hypgen the benefit of the Data and Raw Materials for the FDA approval process for the Parkinson’s Indication.

2.2              Advisory Support. Rich shall cause its employees and consultants to provide commercially reasonable advisory support to Hypgen to utilize the Data and Raw Materials.

3.	COMPENSATION.

3.1              Cash Compensation. Upon execution of this Agreement, Hypgen shall pay to Rich the amount of $100,000.

3.2              Equity Compensation. Within ten (10) days after execution of this Agreement, Hypgen shall issue to Rich the amount of 15,000,000 shares of Hypgen Common Stock. Rich shall dividend a minimum of 5,000,000 shares of the Hypgen Common Stock to its shareholders at such time as Rich completes the necessary and required corporate and regulatory requirements in connection with the dividend.

4.	CONFIDENTIALITY.

Each party hereby acknowledges that the Confidential Information of the other party is a valuable asset of such other party. Each party agrees to hold all such Confidential Information of the other party in confidence, and agrees not to disclose such Confidential Information, except as expressly permitted by the terms of this Agreement, to anyone other than such party's employees with a bona fide need to know, which employees shall be governed by a parallel confidentiality obligation of equal or greater force. Additionally, each party agrees to use at least that degree of care, which it uses to protect its own information of a similar proprietary nature, but in no event less than reasonable protection. Excluded from such Confidential Information is information that the receiving party can prove by clear and convincing written evidence that it had in its possession without Confidential Information prior to disclosure, which is known or becomes known to the general public without breach of this Agreement or which is received rightfully by the receiving party and without confidentiality limitations from a third party or which is disclosed publicly by the disclosing party without substantially similar confidentiality restrictions. Each party acknowledges that the unauthorized disclosure of the Confidential Information of the other party could cause irreparable harm and significant injury to the other party, which may be difficult to ascertain. Accordingly, each party agrees that the other party shall have the right to obtain an immediate injunction enjoining any such unauthorized disclosure.

5.	TITLE AND IP OWNERSHIP.

Rich shall retain all right, title and interest in and to the intellectual property related to the Data and RP-323. Hypgen shall retain all right, title and interest in and to the intellectual property related to the Parkinson’s Indication and all new data and materials derived and developed from access to the Data.

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6.	COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS.

Each party shall comply upon reasonable notice from the other party with all governmental requests relating to the subject of this Agreement directed to either party and provide all information and assistance reasonably necessary to comply with the governmental request.

7.	INDEMNITY.

7.1.            Indemnity by Rich. Rich agrees to indemnify and hold Hypgen harmless from any and all claims, suits, liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorney’s fees, based upon or arising out of (i) a claim that all or a portion of the Data infringes any intellectual property owned by any third parties; or (ii) the breach of this Agreement by Rich.

7.1.1.      Notice. In the event of any action subject to Paragraph 7.1, Hypgen agrees to (i) notify Rich promptly of any claim covered by Paragraph 7.1; (ii) permit Rich to assume direction and control of the defense of such claim (including the right to settle such claim at the sole discretion of Rich); and (iii) cooperate as reasonably requested in the defense of such claim at Hypgen's expense.

7.1.2 Remedies. In consideration for the indemnity provided in Section 7.1(i), the parties agree that Rich may: (i) obtain a license or make other arrangement that permits Hypgen to continue to use the Data; or (ii) provide Hypgen with modifications to or substitutions for the Data that will not materially affect the functionality of the Data.

7.2.            Indemnity by Hypgen. Hypgen agrees to indemnify and hold Rich harmless from any and all actions, claims, suits, liabilities, judgments, penalties, losses, costs, damages, and expenses resulting therefrom, including reasonable attorney’s fees, based upon or arising out of the breach of this Agreement by Hypgen.

7.2.1 Notice. In the event of any action subject to Paragraph 7.2, Rich agrees to (i) notify Hypgen promptly of any claim covered by Paragraph 7.2; (ii) permit Hypgen to assume direction and control of the defense of such claim (including the right to settle such claim at the sole discretion of Hypgen) and (iii) cooperate as reasonably requested in the defense of such claim at Rich’s expense.

8.	LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 7, NEITHER PARTY SHALL HAVE ANY LIABILITY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING LOSS OF PROFIT AND BUSINESS OPPORTUNITIES) REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF, OR IS AWARE THAT, SUCH DAMAGES HAVE BEEN, OR MAY BE INCURRED. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES ALL CLAIMS BASED ON A THEORY OF QUANTUM MERUIT.

9.	TERM, RENEWAL, AND TERMINATION.

9.1              Term. Upon execution of this Agreement, the term of this Agreement (“Term”) shall be for three (3) years from the Effective Date, and the Term shall automatically renew for successive periods of one (1) year unless one party provides written notice to the other party of its intent not to renew the Term and such notice is delivered at least 90 days before the expiration of the then current Term.

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9.2              Termination for Material Breach. Each party shall have the right to terminate this Agreement upon breach of a material provision thereof by the other party. Such termination shall become effective upon (i) the non-breaching party sending written notice to the breaching party specifying the breach, and (ii) the failure of the breaching party to demonstrate, to the commercially reasonable satisfaction of the non-breaching party, that the breaching party has cured such breach within ten (10) calendar days of the receipt of notice of a financial breach, and sixty (60) calendar days of the receipt of notice of all other such breaches.

9.3              Other Terminations. This Agreement may be terminated by Rich with thirty (30) calendar days’ written notice to Hypgen without right to cure, upon the occurrence of any of the following events: if Hypgen files a petition in bankruptcy or the equivalent thereof, or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) calendar days after the filing date thereof, or is or becomes insolvent, or admits of a general inability to pay its debts as they become due. This Agreement may be terminated by Hypgen with thirty (30) calendar days’ written notice to Rich without right to cure, upon the occurrence of any of the following events: if Rich files a petition in bankruptcy or the equivalent thereof, or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) calendar days after the filing date thereof, or is or becomes insolvent, or admits of a general inability to pay its debts as they become due. Any expiration or termination of this Agreement shall not affect the perpetual licenses of the Data granted to Hypgen under this Agreement.

9.4              Survival. The following shall survive expiration or termination of this Agreement: Sections 4, 5, 7, 8, 9.4 and 10.

10.	MISCELLANEOUS PROVISIONS.

10.1          Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

10.2           Relationship. Nothing in this Agreement shall be construed to create a principal-agent relationship, partnership or joint venture between the parties, or give rise to any fiduciary duty from one party to the other party. Neither party may make any commitments or incur any liabilities on behalf of the other party. Neither party is a legal representative or legal agent of the other. Neither party is legally a partner of the other, and neither party is an employee or franchisee of the other, nor does this Agreement create a joint venture between the parties.

10.3          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

10.4          No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be construed as acquiescence or waiver of such failure to perform such provision. The failure of either party to take action upon the breach of any provision of this Agreement shall not be construed as acquiescence or waiver of any such breach.

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10.5          Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns to the extent assignment is permitted by this Agreement.

10.6          Representation of Counsel; Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated at arms-length, with the advice and participation of counsel, and prepared at the joint request, direction, and instruction of the parties, and shall be interpreted in accordance with its terms without favor to either party.

10.7          Choice of Law. The validity, construction and performance of this Agreement shall be governed by the substantive law of the State of Nevada, without regard to the conflict of law rules in the jurisdiction where a claim arose. The exclusive venue for any dispute arising under this Agreement shall be within the competent courts in the State of Nevada.

10.8          No Third Party Beneficiaries. Nothing in this Agreement shall be construed to give rise to or change any obligation on either party hereto for the benefit of a third party or to confer any rights on any third party.

10.9          Force Majeure. Except with regard to obligations to pay amounts due hereunder, each party shall be excused from performance in the event and to the extent of any occurrence of force majeure, including but not limited to strikes, lockouts, and other labor disputes, wars, revolutions, civil strife, riots, disturbances, acts of enemies, accidents, typhoons, hurricanes, fires, floods, earthquakes, diseases, hazards of transportation, material shortages, acts of state, and all other causes beyond the control of such party.

10.10      Entire Agreement. The provisions of this Agreement, including any attachments and amendments, constitute the entire agreement between the parties and supersede any and all prior communications and understandings, oral or written, and prevail over any additional terms contained in any prior or subsequent quote, purchase order or other communication between the parties relating to the subject matter hereof. No amendment of this Agreement or its terms shall be effective unless such amendment is in writing, specifically references this Agreement and is signed by all parties hereto.

10.11        Counterparts. This Agreement may be executed by any of the parties hereto in counterparts and delivered by electronic delivery via facsimile or by e-mail in PDF, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated above.

MEGA BRIDGE, INC., a Nevada corporation	RICH PHARMACEUTIALS, INC., a Nevada corporation
By: /s/ Dr. McCoy Moretz, Dr. McCoy Moretz Chief Executive Officer	By: /s/ Ben Chang, Ben Chang Chief Executive Officer

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